EXHIBIT 10.1

LISMORE CAPITAL LLC

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

March 20, 2020

Deric Eubanks

Chief Financial Officer

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

RE:     Ashford Trust Loan Modifications/Forbearance

Dear Deric:

This agreement (this “Agreement”) sets forth the understanding and agreement between Lismore Capital LLC (“Lismore”) and Ashford Hospitality Trust, Inc. and its affiliates (collectively, “Trust”):

1)	Trust hereby grants Lismore the exclusive right and authority during the Agreement Term (as defined herein) to negotiate the refinancing, modification or forbearance of the existing mortgage debt on Trust’s hotels listed on Schedule A hereto (the “Financing”). For the purposes of this Agreement, Financing shall include, without limitation, senior or subordinate loan financing, provided in any single transaction or a combination of transactions, including, mortgage loan financing, mezzanine loan financing, or subordinate loan financing encumbering the applicable hotel or unsecured loan financing.

2)	This Agreement shall commence on the date hereof and shall end on the date that is twelve (12) months following the date hereof, or upon it being terminated by Trust on not less than thirty (30) days written notice (the “Agreement Term”).

3)	Lismore shall solicit proposals for the Financing (the "Financing Proposals"), which Financing Proposals shall set forth, in writing, the terms and conditions for the potential Financing. Trust retains absolute discretion to reject any Financing Proposal for any reason whatsoever, in which event it will not be liable for any Advisory Fee (as defined herein), or other compensation to Lismore on account of any such rejected Financing Proposal. Lismore shall keep Trust periodically informed as to the status of discussions concerning any Financing by regular report.

4)	Trust shall promptly provide all necessary information and documentation reasonably requested by Lismore for the purpose of securing the Financing.

5)	Lismore is acting as an independent contractor pursuant to this Agreement, is not acting as an agent of Trust or in a fiduciary capacity with respect to Trust, and is not assuming any duties or obligations other than those expressly set forth in this Agreement.

6)	Lismore shall be paid an advisory fee (the “Advisory Fee”) of up to 50 basis points (0.50%) of the aggregate amount of such Financing, calculated and payable as follows:

(i)	12.5 basis points (0.125%) of the aggregate amount of potential Financings upon execution of this Agreement;

(ii)	12.5 basis points (0.125%) payable in six equal installments beginning April 20, 2020 and ending on September 20, 2020; provided, however, in the event Trust does not complete, for any reason, Financings during the term of this Agreement equal to or greater than $4,114,740,601, then Trust shall offset, against any fees owed by Trust or its affiliates pursuant to the Advisory Agreement (as defined below), a portion of the fee paid by Trust to Lismore pursuant to this paragraph 6(ii) equal to the product of (x) the amount of Financings completed during the term of this Agreement minus $4,114,740,601 multiplied by (y) 0.125; and

(iii)	25 basis points (0.25%) payable upon the acceptance by the applicable lender of any Financing.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, effective as of June 10, 2015, by and among Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC, as amended.

7)	Trust agrees to reimburse Lismore within 15 days of billing and providing copies of receipts and invoices for all reasonable third-party out-of-pocket expenses incurred by Lismore in the performance of its duties under this Agreement including, without limitation, travel, meals, lodging, market research, graphic design, printing and mailing costs. In no event shall reimbursable expenses exceed $10,000 without first receiving Trust’s written consent.

8)	Trust shall (i) refer to Lismore all inquiries regarding a possible Financing from all parties, (ii) furnish to Lismore the names of all parties with which Trust has had discussions or contacts concerning a possible Financing, such persons and parties to then be eligible to be included on the Prospects List (as defined below), and (iii) not initiate or engage in any discussions concerning a possible Financing without the participation of Lismore. Trust shall provide Lismore and any parties potentially interested in providing Financing with all appropriate available information and material concerning the applicable hotel(s).

9)	Within fifteen (15) days after the expiration of the Agreement Term, Lismore shall furnish to Trust a list setting forth the names of all parties with which it has discussed a Financing (the “Prospects List”). In the event that Trust accepts a Financing for a hotel or hotels from any party on the Prospects List within three (3) months following the expiration of the Agreement Term (the “Tail Period”), an Advisory Fee pursuant to paragraph 6 above shall be due and payable to Lismore as if the Agreement Term had not expired. Further, if good faith discussions with any prospective capital provider on the Prospects List are ongoing at the expiration of the Tail Period and such discussions result in the closing of a Financing, then Lismore shall earn an Advisory Fee.

10)	Should Lismore deem it necessary or advisable or should local laws require, Lismore shall have the right to procure the cooperation of a licensed real estate broker and/or mortgage broker to assist Lismore in representing Trust. Trust shall not pay any costs related to such co-brokerage arrangement, if any.

11)	This Agreement comprises the complete and exclusive statement of agreement between us, superseding all proposals, oral or written, and all other communications between us. Any future amendments or modifications to the Agreement shall only be made in writing and executed by both parties. If any provision of this Agreement is determined to be unenforceable, all other provisions shall remain in force.

12)	This Agreement, and the validity, performance and/or enforcement hereof, whether in contract or tort, shall be exclusively governed by the laws of the State of Texas.

13)	Trust represents and warrants that it has the power and authority to bind all parties defined as “Trust” hereunder and that such parties are so bound by the signature on behalf of Trust affixed hereto. There is no other person or entity whose consent is required in connection with the performance of Trust’s obligations hereunder or to the contemplated transaction.

14)	All notices hereunder shall be in writing to the addresses of the parties set forth herein, and shall be deemed given if delivered by fax or email with a copy regular or express mail.

If this is in accordance with your understanding, kindly confirm your acceptance of this Agreement by executing below.

Very truly yours,

Lismore Capital LLC

By:	/s/ Rob Hays
Name: Rob Hays
Its: Chief Strategy Officer

Ashford Hospitality Trust, Inc.

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Its: Chief Financial Officer

Schedule A

Loan	Amount
JPM 8-Pack	$395,000,000
JPM - Embassy Suites New York	$145,000,000
Aareal - Hilton Alexandria	$73,450,000
KEYS Pool A	$180,720,000
KEYS Pool B	$174,400,000
KEYS Pool C	$221,040,000
KEYS Pool D	$262,640,000
KEYS Pool E	$160,000,000
KEYS Pool F	$215,120,000
BAML - Highland Portfolio	$907,030,000
Aareal - Le Pavillon	$37,000,000
MS - Rockbridge 8 Pack	$144,000,000
MS - Rockbridge Sheraton Ann Arbor	$35,200,000
Prudential - Boston Back Bay	$97,000,000
MS - 17 Pack	$419,000,000
Southside Bank - Ashton	$8,881,338
JPM - La Posada	$25,000,000
BAML - Nashville/Princeton	$240,000,000
BAML - Atlanta Indigo	$16,100,000
GACC - Crystal Gateway	$91,388,151
KeyBank - CY Manchester	$5,339,460
Deutsche Bank - RI Jacksonville	$9,850,204
Deutsche Bank - RI Manchester	$5,736,832
BAML Pool 3	$50,194,690
BAML Pool 5	$19,405,870
MS-20 Pool C1	$56,108,704
MS-20 Pool C-1 Mezz	$8,015,529
MS-20 Pool C2	$11,828,463
MS-20 Pool C3	$23,650,461
Deutsche Bank - W Minneapolis - Foshay	$51,761,391
US Bank - Hilton Santa Cruz Scotts Valley	$24,879,505

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